EXHIBIT 99.1


                                                         Contact: Jad Mansour
                                                                  (415) 765-1814


               AIRLEASE LTD. COMPLETES LIQUIDATION AND TERMINATES


         SAN FRANCISCO, September 30 -- Airlease Management Services, Inc., formerly the General Partner of Airlease Ltd., A California Limited Partnership, announced today that the dissolution, winding up and liquidation of Airlease has been completed and that the Partnership has filed a certificate of cancellation with the California Secretary of State, thereby terminating the Partnership's existence under California law. As previously announced, the Board of Directors of the former General Partner has approved a final cash distribution of $0.085 cents per unit which will be paid on October 15, 2004, to holders of record as of the close of business on September 30, 2004.



                                      # # #

9/30/04